EXHIBIT 10.5

INDEMNIFICATION ESCROW AGREEMENT

This Indemnification Escrow Agreement dated this 1st day of June 2021 (the “Escrow Agreement”), is entered into by and among ESPORTS ENTERTAINMENT GROUP, INC., a Nevada corporation with a registered address at 112 North Curry Street, Carson City, Nevada 89703-4934 (the “Buyer”), GGCIRCUIT, LLC, a limited liability company incorporated under the laws of Indiana with a registered address at 2303 S. 3rd Street, Terre Haute, IN 47802 (“GGC”), the equity holders of GGC listed on the signature page hereto (the “Sellers”), and Lucosky Brookman LLP, as escrow agent (“Escrow Agent”). “). Each of the Buyer, GGC and the Sellers are hereinafter referred to individually as a “Party” and, jointly, as the “Parties”.

RECITALS

A. Upon the terms and subject to the conditions set forth in the Equity Purchase Agreement dated January 22, 2021,and amended on May 21,2021(as amended, the “Purchase Agreement”), between Buyer, GGC and Sellers, Buyer shall acquire from Sellers all of the issued and outstanding membership units of GGC (the “Membership Units”), making GGC a wholly-owned subsidiary of Buyer, for a purchase price of $26,000,000 (the “Purchase Price”). Capitalized terms which are not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

B. Pursuant to Section 10.04(e) of the Purchase Agreement, GGC and Sellers have agreed to place in escrow with the Escrow Agent $2,457,548 of the Purchase Price (the “Indemnification Escrow Fund”) as security for any obligations of the Sellers for Damages, in accordance with Section 10.02 of the Purchase Agreement, and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

1. Escrow. Sellers have deposited Two Million Four Hundred Fifty Seven Thousand Five Hundred Forty Eight Dollars ($2,457,548), comprising the Indemnification Escrow Fund, with the Escrow Agent upon execution of this Escrow Agreement.

2. Responsibilities of Escrow Agent. Escrow Agent shall perform all of the duties expressly required of it under the terms of this Escrow Agreement and shall not have any other duties or responsibilities that are not expressly set forth herein.

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3. Release of Indemnification Escrow Fund.

(a) In the event Buyer (on behalf of itself or any other Indemnitee) has not made any claims for indemnification under the Purchase Agreement which remain unresolved as of the six-month anniversary of the date of this Escrow Agreement, 50% of the Indemnification Escrow Fund shall be released to Sellers, as provided below. Notwithstanding the foregoing, if the release of part of the Indemnification Escrow Fund after six months, as provided in the preceding sentence, would result in the amount remaining in the Indemnification Escrow Fund being less than $1,200,000, then the amount released shall be reduced such that $1,200,000 remains in the Indemnification Escrow Fund. In the event Buyer (on behalf of itself or any other Indemnitee) has not made any claims for indemnification under the Purchase Agreement that remain unresolved as of the twelve -month anniversary of the date of this Escrow Agreement, the balance of the Indemnification Escrow Fund, together with any investment income earned thereon (as provided in Section 5 of this Escrow Agreement), shall be released to Sellers, as provided below. All releases of amounts from the Indemnification Escrow Fund to Sellers shall require that Buyer, GGC and Sellers (acting through Zack Johnson (the Sellers’ Representative)) provide the Escrow Agent with joint written instructions (“Release Instructions”) to release the applicable amount of the Indemnification Escrow Fund to Sellers (which instructions shall include the wire transfer instructions of the Sellers’ Representative who will receive such amount on behalf of the Sellers)) .Following receipt of Release Instructions, Escrow Agent shall wire payment to the Sellers Representative within three business days thereof. If Release Instructions are not received by the Escrow Agent within two business days of the applicable anniversary date (the “Assumed Instruction Date”), the Escrow Agent is authorized to release the applicable amount of the Indemnification Escrow Fund to Sellers (by payment to the Sellers’ Representative) within 3 business days of the Assumed Instruction Date. Notwithstanding the foregoing, if on or prior to any anniversary date on which all or part of the remaining Indemnification Escrow Fund is otherwise required to be released to Sellers, Escrow Agent receives an Officer’s Claim Certificate on behalf of Buyer or any other Indemnitee, Escrow Agent shall not release any of the Indemnification Escrow Fund to Sellers’ Representative as provided above and the Parties shall proceed in the manner set forth herein and in Section 10.05 of the Purchase Agreement.

(b) The Escrow Agent shall comply with judgments or orders issued or process entered by any court with respect to the Indemnification Escrow Fund, including without limitation any attachment, levy or garnishment, without any obligation to determine such court’s jurisdiction in the matter and in accordance with its normal business practices. If the Escrow Agent complies with any such judgment, order or process, then it shall not be liable to any Party or any other person by reason of such compliance, regardless of the final disposition of any such judgment, order or process.

(c) In the event that a Party gives funds transfer instructions, whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the authorized person or persons of such Party, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated provided no call back is required if the Escrow Agent receives original instructions. The persons and telephone numbers for callbacks may be changed only in a writing received and acknowledged by the Escrow Agent. The Parties agree that such security procedure is commercially reasonable.

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4. Indemnification Claims. After any portion of a claim for indemnification by Buyer (on behalf of itself or any other Indemnitee) becomes an Established Claim and no later than three business days thereafter, Buyer, GGC and Sellers Sellers (acting through the Sellers’ Representative) shall jointly deliver a notice to the Escrow Agent (a “Joint Notice”) directing the Escrow Agent to make payment to the Buyer from the Indemnification Escrow Fund, and the Escrow Agent, upon receipt of the Joint Notice, shall promptly deliver to the Buyer the amount of the Established Claim (or, if at such time there remains in the Indemnification Escrow Fund less than the full amount so payable, the full amount remaining in the Indemnification Escrow Fund). As used in this Escrow Agreement, “Established Claim” means any portion of any claim for indemnification by the Buyer (on behalf of itself or any other Indemnitee) that is (i) not disputed through a Claim Dispute Notice, (ii) resolved by mutual resolution of the Parties, or (iii) has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction. Notwithstanding anything herein to the contrary, each claim for indemnification by Buyer (on behalf of itself or any other Indemnitee) shall be subject to the limitations, procedures and obligations set forth in the Purchase Agreement. In the event (a) a final determination (after exhaustion of any appeals) by a court of competent jurisdiction provides that no portion of a claim for indemnification by Buyer (on behalf of itself or any other Indemnitee) requires payment to the Buyer or, (b) if after a payment to Buyer of an Established Claim, there remains in escrow any portion of the Indemnification Escrow Fund, Buyer, GGC and Sellers (acting through the Sellers’ Representative) shall, within three business days thereof, provide Escrow Agent with Release Instructions as to any amounts remaining in the Indemnification Escrow Fund (less the amount of the payment in the case of (b)),that would have been the subject of prior release instructions pursuant to Section 3 hereof, but for the delivery of the Officer’s Claim Certificate .

5. Investments.

(a) The Escrow Agent shall follow the written instructions of the Sellers (acting through the Sellers’ Representative) concerning any investment or reinvestment from time to time of the Indemnification Escrow Fund; provided that permissible investments shall be limited to interest bearing bank accounts. In the absence of written instructions, the Escrow Agent shall deposit the Indemnification Escrow Fund in a non-interest bearing trust account. Any investment earnings and income on the Indemnification Escrow Fund shall become part of the Indemnification Escrow Fund, and shall be disbursed in accordance with Section 3 and 4 of this Escrow Agreement.

(b) If the Sellers (acting through the Sellers’ Representative) direct the Escrow Agent to deposit the Escrow Fund into an investment account, the Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

6. Income Tax Allocation and Reporting.

(a) The Parties agree that, for tax reporting purposes, all interest from the investment of the Indemnification Escrow Fund shall, as of the end of each calendar year and to the extent required by the Internal Revenue Code of 1986, as amended thereunder (the “Code”), be reported as having been earned by Sellers, whether or not such income was disbursed during such calendar year. With respect to any payments made under this Escrow Agreement, the Escrow Agent shall have no responsibility for performing tax reporting. The Escrow Agent’s function of making such payments is solely ministerial and upon express direction of the Parties.

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(b) At or prior to Closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may reasonably request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Code, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Indemnification Escrow Fund.

(c) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of interest or other income derived from the investment of the Indemnification Escrow Fund, the Escrow Agent shall satisfy such liability to the extent possible from the Indemnification Escrow Fund. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Indemnification Escrow Fund and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.

7. Termination. This Escrow Agreement shall terminate upon the earlier of (a) the mutual agreement of the Parties and the Escrow Agent, or (b) the disbursement of all of the Indemnification Escrow Fund, whereupon this Escrow Agreement shall be of no further force and effect.

8. Duties of the Escrow Agent

(a) Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. Except as otherwise provided herein, the Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

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(b) Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the terms of this Escrow Agreement or at the written direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.

(c) Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

(d) No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

9. Provisions Concerning the Escrow Agent

(a) Indemnification. The Parties hereby agree, jointly and severally, to indemnify Escrow Agent, its directors, officers, employees and agents (individually an “Indemnified Party” and collectively, the “Indemnified Parties”), and hold the Indemnified Parties harmless from any and against all liabilities, losses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature, including, without limitation, attorney’s fees and expenses, which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of Escrow Agent under this Agreement or arising out of the existence of the Escrow Account, except to the extent the same shall be directly caused by Escrow Agent’s gross negligence or willful misconduct. The terms of Sections 6(c), 9(a) and 9(d) hereto shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

(b) Limitation of Liability. the escrow agent SHALL NOT be liable, directly or indirectly, for any (i) damages, Losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have resulted from the escrow agent’s gross negligence or willful misconduct, or (ii) special, Indirect or consequential damages or LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), even if the escrow agent has been advised of the possibility of such LOSSES OR damages AND REGARDLESS OF THE FORM OF ACTION.

(c) Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Indemnification Escrow Fund and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

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(d) Compensation. The Escrow Agent shall be entitled to compensation for its services in the amount of $3,000 which compensation shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers. The fee agreed upon for the services rendered hereunder is intended as compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event the Escrow Agent is asked by the Parties, in writing, to perform services not contemplated by this Escrow Agreement, the Escrow Agent shall be compensated for such services and reimbursed for all costs and expenses related thereto as agreed to by the Parties and the Escrow Agent in writing.

(e) Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the Parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent shall be fully protected and may, at its option, retain the Indemnification Escrow Fund until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Indemnification Escrow Fund, (ii) receives a written agreement executed by each of the Parties involved in such disagreement or dispute directing delivery of the Indemnification Escrow Fund, in which event the Escrow Agent shall be authorized to disburse the Indemnification Escrow Fund in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Indemnification Escrow Fund and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Parties hereto further agree to pursue any redress or recourse in connection with such dispute without making the Escrow Agent a party to the same. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

(f) Attachment of Indemnification Escrow Fund; Compliance with Legal Orders. In the event that any part of the Indemnification Escrow Fund shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Indemnification Escrow Fund, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

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(g) Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

(h) Compliance with Legal Orders. Escrow Agent shall receive and may conclusively rely upon an opinion of counsel to the effect that such order is final, non-appealable and from a court of competent jurisdiction. Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof, and shall incur no liability and shall be fully protected in acting in accordance with the advice or opinion of such counsel.

(i) No Financial Obligation. Escrow Agent shall not be required to use its own funds in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required to take any action which, in the Escrow Agent’s sole and absolute judgment, could involve it in expense or liability unless furnished with security and indemnity which it deems, in its sole and absolute discretion, to be satisfactory.

(j) Escrow Agent as Counsel. The Parties acknowledge that Escrow Agent has acted as legal counsel to Buyer under the Purchase Agreement and is merely acting as a stakeholder under this Escrow Agreement. Accordingly, the Escrow Agent’s services hereunder shall not disqualify Escrow Agent from representing Buyer or its principals in connection with any arbitration and /or litigation between the Parties in connection with this Escrow Agreement or otherwise

10. Miscellaneous

(a) Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

(b) Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Indemnification Escrow Fund escheat by operation of law.

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(c) Notices. All notices, account statements, requests, demands, and other communications required under this Escrow Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) personally, (ii) by email transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. If notice is given to a Party, it shall be given at the address for such Party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Buyer:

Esports Entertainment Group, Inc.
170 Pater House, Psaila Street
Birkirkara, Malta, BKR 9077
Attention: Grant Johnson
Email: grant@esportsentertainment group.com

With a copy to (which shall not constitute notice):

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, NJ 08830
Fax: (732) 395-4401
Attention: Joseph Lucosky
Email: jlucosky @lucbro.com

If to the Sellers:

Zack Johnson
2303 S. 3rd Street
Terre Haute, IN 47802
Email: zack.johnson@ggcircuit.com

With a copy to (which shall not constitute notice):

Zirkle Advisors
11216 Fall Creek Road
Suite 135
Indianapolis, IN 46256
Attention: Wesley A. Zirkle
Email: Wes@ZirkleAdvisors.com

(d) Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

(e) Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Indemnification Escrow Fund.

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(f) Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

(g) Waivers. The failure of any Party at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any Party of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

(h) Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

(i) Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

(j) Waiver of Jury Trial. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

ESPORTS ENTERTAINMENT GROUP, INC.,

By:	/s/ Grant Johnson
Name:	Grant Johnson
Title:	Chief Executive Officer

GGCIRCUIT, LLC

By:	/s/ Zachary W. Johnson
Name;	Zachary W. Johnson
Title:	Chief Executive Officer

SELLERS:

/s/ Zachary W. Johnson
Zachary W. Johnson

/s/ Mark Nielsen
Mark Nielsen

/s/ Chris Magee
Chris Magee

GGCircuit Holdings, LLC

By:	/s/ Murphy Vandervelde
Name:	Murphy Vandervelde
Title:	Member

/s/ Jason McIntosh
Jason McIntosh

/s/ Andy Finlay
Andy Finlay

/s/ Ross McClintock
Ross McClintock

/s/ Michael Winger
Michael Winger

/s/ Brian Wyrick
Brian Wyrick

/s/ Dustin Dudley
Dustin Dudley

/s/ Mark Repollet
Mark Repollet

/s/ William Patterson
William Patterson

LUCOSKY BROOKMAN LLP, as Escrow Agent

By:	/s/ Seth Brookman
Name:	Seth Brookman
Title:	Partner